Exhibit 10.1

June 30, 2016

Kodiak Capital Group, LLC

260 Newport Center Drive

Newport Beach, CA 92660

Attn: Ryan Hodson

Re: Termination Notice

Dear Mr. Hodson,

Pursuant to Section 10.5 of the Equity Purchase Agreement (the “Purchase Agreement”) entered into by and between you and MYDX, INC., a Nevada corporation (the “Company”), on or about February 2, 2016, the Company may terminate the Purchase Agreement at any time by written notice to the Investor.

This letter shall serve as a written notice that the Company is terminating the Purchase Agreement pursuant to the above.

Thanks for your attention to this matter.

Sincerely:

MYDX, INC.

By: Daniel Yazbeck

Name: Daniel Yazbeck

Title: Chief Executive Officer

Date: June 30, 2016